Exhibit 23.2

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of NovaBay Pharmaceuticals Inc. (the “Company”) on Form S-8 pertaining to the Company’s 2007 Omnibus Incentive Plan, as amended, of our report dated March 26, 2010, relating to the consolidated statements of operations, stockholders’ equity and cash flows of the Company for the period from July 1, 2002 (date of development stage inception) to December 31, 2009, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed by the Company with the Securities and Exchange Commission on March 6, 2014.

/s/ “DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Accountants

June 13, 2014